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Limoneira Company Announces Purchase of Packing House Operations

in Yuma, Arizona

Acquisition Expected to Drive Additional Revenue and Operating Efficiencies

Santa Paula, CA., July 1, 2014 – Limoneira Company (the “Company” or “Limoneira”) (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California and Arizona, announced today that it has closed on the purchase of the packing house property and equipment of Marlin Ranching Company in Yuma, Arizona. The purchase price was $1.4 million in cash and stock plus potential earn-out consideration of up to $400,000 in cash.

Limoneira will use the packing facilities to wash and pack lemons from the Company’s orchards in Arizona as well as citrus from other growers in the region. The Company estimates that it will process approximately 500,000 to 600,000 cartons of fresh lemons annually from this facility, generating approximately $400,000 to $500,000 per year in operating income resulting from a combination of cost savings from not shipping fruit to the Company’s Santa Paula packing facilities and incremental fruit packing operations.

Alex Teague, Senior Vice President stated, “We are excited about the acquisition of the Marlin packing assets, which is strategically located near our current farming operations in Yuma. This acquisition will immediately increase our volume and give us increased flexibility in the export markets. Importantly, this also gives us the ability to ship Arizona lemons to China. We expect to benefit from improved operating efficiencies from the new packing house, particularly during the first quarter of our fiscal year.”

Harold Edwards, President and Chief Executive Officer, added, “The acquisition of Marlin packing operations is in-line with our long-term goal to expand our agribusiness. Along with the expansion of our primary packing facilities in Santa Paula, which is on track to be completed next fiscal year, this acquisition will significantly increase our packing capacity. In addition, we continue to evaluate opportunities to expand our total agribusiness acreage through strategic acquisitions.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,000 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.